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                                                                  Exhibit 99.1





                                    [Letterhead of
                                Goldman, Sachs & Co.]




March 21, 1997


Board of Directors
Morton International, Inc.
100 North Riverside Plaza
Chicago, IL  60606

Re: Registration Statement on Form S-4 of Autoliv, Inc. (the "Registration Statement"), relating to Common Stock being registered in connection with the proposed merger of Morton International, Inc. (the "Company") and ASP Merger Sub Inc., a newly-formed subsidiary of Autoliv, Inc., pursuant to the Combination Agreement dated as of November 25, 1996 by and among Autoliv AB, the Company, Autoliv, Inc. and ASP Merger Sub Inc.

Dear Gentlemen:

Reference is made to our opinion letter dated as of November 25, 1996 with respect to the fairness of the consideration to be received by the holders (other than the Company, Autoliv AB or any direct or indirect wholly owned subsidiary of Autoliv AB or of the Company) of the outstanding shares of Common Stock, par value $1.00 per share, of the Company in the Spinoff and Merger (as such terms are defined in the above-referenced opinion letter), taken as a whole.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Spinoff and Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with,




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Morton International, Inc.
March [], 1997
Page Two


included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

         In that regard, we hereby consent to the reference to the opinion of our firm under the captions "SUMMARY -- The Spinoff, the Merger and the Exchange Offer -- Opinions of Financial Advisors," "BACKGROUND, REASONS AND RECOMMENDATIONS -- Background of the Transactions" and "-- Reasons for the Spinoff and the Merger; Recommendations of the Morton Board" and "OPINIONS OF FINANCIAL ADVISORS -- Opinion of Goldman Sachs" in the Proxy Statement/Prospectus/Exchange Offer included in the above-referenced Registration Statement and to the inclusion of the foregoing opinion in such Proxy Statement/Prospectus/Exchange Offer. In providing such consent, except as may be required by federal securities laws, we do not intend that any person other than the Board of Directors of the Company rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,



/s/ Goldman, Sachs & Co.
---------------------------
(GOLDMAN, SACHS & CO.)